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                                                                      EXHIBIT 20

                                AMENDMENT NO. 1

                                       TO

                             STOCKHOLDER AGREEMENT

          This Amendment No. 1 (the "Amendment") to Stockholder Agreement, dated as of July 31, 1995 (the "Stockholder Agreement"), is entered into as of December 21,1995 by and between Samsung Electronics Co., Ltd., a Korean corporation (the "Purchaser") and AST Research, Inc., a Delaware corporation (the "Company"). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Stockholder Agreement.

          A. As a result of the consummation of the transactions contemplated by that certain Stock Purchase Agreement dated as of February 27, 1995 between the Purchaser and the Company (the "Stock Purchase Agreement"), the Purchaser became a significant stockholder of the Company.

          B. As contemplated by the Strategic Alliance Agreement dated concurrently with the Stock Purchase Agreement, the Purchaser and the Company have entered into certain commercial agreements.

          C. The Company has requested the Purchaser to extend substantial credit terms to the Company in respect of purchases of components by the Company from the Purchaser and has also requested that the Purchaser guarantee on behalf of the Company a substantial line of credit, and as a result of such requests the parties have entered into that certain Additional Support Agreement of even date herewith (the "Additional Support Agreement").

          D. It is a condition to the transactions contemplated by the Additional Support Agreement that the Stockholder Agreement be amended as set forth in this Amendment.

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder Agreement is hereby amended as follows:

          1. The following definitions in Article 1 are hereby amended to read in full as follows:

               "INDEPENDENT DIRECTOR" means a Director who is not currently (apart from such directorship) an Affiliate, officer, director, employee, agent, principal stockholder, consultant or partner of the Purchaser or the Company or any Affiliate of either of them or of any entity that was dependent on the Purchaser or the Company or any Affiliate of either of them for more than five percent (5%) of its revenues or earnings in its most recent fiscal year, and who was not at any time in the past an Affiliate, officer, employee, director, principal stockholder or partner of the Purchaser or the Company or any Affiliate of either of them, and does not have, in the good faith judgment of the then existing Independent Directors, any other direct or indirect interest in or relationship with the Purchaser or the Company or any of their respective Affiliates so as to be reasonably likely to cause such person to have any interest in any transaction with the Purchaser or the Company or any of their respective Affiliates.
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               "STANDSTILL PERIOD" means the period commencing on July 31, 1995 and ending on the date on which the first of the following events occurs:
     (i) December 15, 1998, (ii) such date as an amendment to Section 3.9 of the Indenture dated as of December 1, 1993 between AST and First Trust National Association relating to the LYONs (the "Indenture") shall be executed to exempt from the definition of "Change in Control" the acquisition by the Purchaser and/or its Affiliates of 50% or more of the then outstanding shares of Common Stock or (iii) such date as the closing price for the Common Stock in the principal market where the Common Stock is listed or quoted shall have been, for any 20 of 30 consecutive trading days, at least equal to 140% of the quotient obtained by dividing (a) the Issue Price of a LYON, plus Accrued Original Discount, by (b) the Conversion Rate (as all of such terms are defined in the Indenture).

          2.  Section 2.1.2 is amended to read in full as follows:

               "2.1.2. Open Market. The Purchaser and/or its Affiliates may purchase Shares in the open market."

          3. Subsection (b) of Section 2.1.7 is amended to read in full as follows:

          "(b) has been approved by a majority of the Independent Directors and would result in the Purchaser and/or its Affiliates owning 100% of the Voting Stock."

          4.  Section 3.1 is amended to read in full as follows:

              "3.1. PRO-RATA TRANSACTIONS. The Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in any transaction or transactions in which each other holder of Equity Securities has the opportunity to sell the same percentage of such stockholder's Equity Securities as the Purchaser and such Affiliates, at a price and on terms no less favorable than those applicable to the sale by the Purchaser and/or its Affiliates."

          5.  Section 3.2 is amended to read in full as follows:

              "3.2. PUBLIC OFFERINGS AND MARKET TRANSACTIONS. The Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in one or more registered public offerings or in market transactions if the Purchaser and/or its selling Affiliates invoke and follow or require participating underwriters or brokers to invoke and follow appropriate and reasonable procedures (subject to the Company's prior approval, which shall not be unreasonably withheld) designed to prevent the sale of such Equity Securities to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that would, after giving effect to its acquisition of such Equity Securities, Beneficially Own or have the right to acquire more than ten percent (10%) of the Total Voting Power."

          6.  Section 3.3 is amended to read in full as follows:

              "3.3. DIRECTORS' APPROVAL. The Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in any transaction or transactions approved by a majority of the Independent Directors."

          7. During such time as the Purchaser Interest (calculated as provided for in Section 2.1.7 of the Stockholder Agreement) shall be at least 40%,
Article 4 shall be amended to read in full as set forth below. At such time as the Purchaser Interest shall have been less

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than 40% for a period of at least twenty-five (25) consecutive days after the date of this Amendment, the below amendment to Article 4 shall be rescinded and
Article 4 shall be restored to read in full as now set forth in the Agreement. Subject to the foregoing, Article 4 is amended to read in full as follows:

                                  "ARTICLE 4.

                              BOARD REPRESENTATION

          4.1 INDEPENDENT DIRECTORS. At all times until such time as the Purchaser Interest shall have been less than the 30% for a period of at least twenty-five (25) consecutive days, or more than 90% for a period of at least twenty-five (25) consecutive days, the Board shall include at least three Independent Directors, and at least one Independent Director shall be designated to serve on each committee of the Board. Subject to the foregoing requirement and applicable law, including antitrust law, the Purchaser shall be entitled to nominate, seek the election of and vote any Voting Stock owned by it or its Affiliates for such Directors as the Purchaser shall determine in its sole discretion.

          4.2 PURCHASER DESIGNEES. Names of all Director nominees designated by the Purchaser pursuant to the last sentence of Section 4.1 above shall be furnished to the Company (a) in the case of election of Directors at an annual meeting or otherwise pursuant to a vote of the Company's stockholders, in time to be included in the proxy materials related to such election, and (b) at least ten (10) days prior to election or appointment of Directors by the Board.

          4.3 DIRECTORS' INDEMNIFICATION AND INSURANCE. As long as any designees of the Purchaser serve on the Board, (a) the Amended and Restated Certificate of Incorporation and Bylaws of the Company shall not be amended to contain provisions less favorable with respect to indemnification and limitation of liability of Directors than are set forth in the Amended and Restated Certificate and Amended Bylaws as of the date of this Amendment, or in any other manner that would affect adversely the rights thereunder of designees of the Purchaser serving on the Board, unless such amendment, repeal or modification shall be required by law or the fiduciary obligations of the Board, as determined in good faith by the Board based on the written advice of outside counsel, and (b) such designees shall be covered by any directors' and officers' liability insurance maintained from time to time on the same terms and subject to the same conditions as the other members of the Board, and (c) such designees shall be entitled to the benefit of any indemnification agreements entered into by the Company with any of its Directors; provided, that nothing in this Amendment shall obligate the Company to maintain any such insurance or to enter into any such indemnification agreements.

          4.4 DIRECTORS' COMPENSATION. The Directors designated by the Purchaser, if any, who are not officers or employees of the Purchaser and its Affiliates shall have the right to receive all fees paid and options and other awards granted and expenses reimbursed to non-employee Directors generally, provided that all such fees and awards allocable to Directors who are not officers or employees of the Purchaser and its Affiliates shall not be paid or awarded or transferred to the Purchaser. Directors designated by the Purchaser who are officers or employees of the Purchaser or its Affiliates shall have the right to receive only such fees, options and other awards and expense reimbursements, if any, as may be granted to employee Directors of the Company for their service as Directors, provided that, notwithstanding Article 2 (other
                                                               ---------
than Section 2.1.7), any or all such fees and awards allocable to Directors
     -------------
designated by the Purchaser shall, in the Purchaser's discretion, be paid or awarded to the Purchaser.

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          8.  Article 6 is amended by deleting therefrom in their entirety
Sections 6.1 and 6.2 and renumbering Section 6.3 to become Section 6.1. In addition, the reference to "Section 6.3" in the second sentence of renumbered
Section 6.1 shall be amended to refer to "Section 6.1," and the reference to
Section 6.1 in the parenthetical contained in clause (ii) of said second sentence shall be deleted.

          9.  Article 7 is hereby deleted in its entirety.

          10. Except as set forth in this Amendment, the provisions of the Stockholder Agreement shall remain in full force and effect, and all references to the Stockholder Agreement in any other agreements between the parties shall be deemed to refer to and mean the Stockholder Agreement, as amended by this Amendment.

          11. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

                              AST RESEARCH, INC.

                              By: /s/ Ian W. Diery
                                 --------------------------------------
                              Name: Ian W. Diery
                                   ------------------------------------
                              Title: President and CEO
                                    -----------------------------------

                              SAMSUNG ELECTRONICS CO., LTD.

                              By: /s/  Won Suk Yang
                                 --------------------------------------
                              Name: Won Suk Yang
                                   ------------------------------------
                              Title: Senior Executive Managing Director
                                    -----------------------------------

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